Exhibit 99.1
CONTACT:	S. Leslie Jewett (949) 255-0500 ljewett@calfirstbancorp.com

CFNB THIRD QUARTER EARNINGS UP 41%

IRVINE, CALIFORNIA, April 21, 2011 -- California First National Bancorp (NASDAQ: CFNB; "CalFirst Bancorp") today announced that net earnings for the third quarter ended March 31, 2011 increased 41% to $3.7 million from net earnings of $2.6 million for the third quarter of fiscal 2010. For the nine months ended March 31, 2011, net earnings of $8.4 million were 8% below the $9.1 million reported for the first nine months of fiscal 2010. Diluted earnings per share for the third quarter of fiscal 2011 were up 40% to $0.35 per share, compared to $0.25 per share for the third quarter of the prior year. Diluted earnings per share for the first nine months of fiscal 2011 of $0.81 were 8% below the $0.89 per share reported for the same period of the prior fiscal year.

Gross profit of $9.0 million for the third quarter ended March 31, 2011 was up 27% from $7.1 million for the third quarter of fiscal 2010. For the first nine months of fiscal 2011, gross profit of $22.7 million was 3% lower than $23.5 million earned in the nine months ended March 31, 2010. Included in third quarter 2011 results is a $940,000 gain realized on the sale of investment securities, while the first nine months of fiscal 2011 includes gains from the sale of investment securities of $2.3 million, compared to investment gains of $3.4 million for the first nine months of fiscal 2010. Excluding investment gains from all periods, gross profit for the third quarter of fiscal 2011 would be up 14%, while gross profit for the first nine months would be up 2% from the prior year.

Total direct finance, loan and interest income for the third quarter of fiscal 2011 increased 5% to $6.9 million compared to $6.6 million during the third quarter of the prior year. The increase was primarily due to a 30% increase in commercial loan income and 3% increase in direct finance income, offset by a 14% decrease in investment income. Commercial loan income reflected a 58% growth in average loan balances that offset a 121 basis point drop in average yields. The decline in investment income was due to a 21% drop in average investment balances to $121.6 million that offset a 24 basis point improvement in yields. The average yield on leases and loans held in the Company's own portfolios decreased by 87 basis points to 7.4%. During the third quarter of fiscal 2011, interest expense on deposits and borrowings decreased by $213,000 to $881,000, reflecting a 11% increase in average deposit and borrowing balances to $244.6 million, offset by a 55 basis point decrease in average interest rates paid to 1.4%. For the third quarter of fiscal 2011, the Company made a $250,000 provision for credit losses compared to no provision made in the third quarter of the prior year. The provision related to the deterioration in the credit outlook for certain customers. All of these factors combined for a 5% increase in net direct finance, loan and interest income after provision for credit losses to $5.8 million.

Non-interest income for the third quarter of fiscal 2011 more than doubled to $3.2 million from $1.6 million the year before. In addition to the $940,000 investment gain noted above, the gain on sale of leased property increased by $835,000, largely due to one large lease reaching the end of term.

For the first nine months of fiscal 2011, total direct finance, loan and interest income of $19.4 million was down 7% from $20.7 million for the first nine months of the prior year. The decrease was due to a $1.5 million decline in direct finance income and $1.2 million decline in investment income, which were offset only partly by a $1.4 million increase in income earned on the commercial loan portfolio. For the nine months ended March 31, 2011, average commercial loan balances of $93 million were up 33% and the average yield increased 52 basis points to 6.4%. While the investment in leases remained relatively flat, the average yield earned on leases decreased by 116 basis points to 8.03%. The decline in investment income for the first nine months of fiscal 2011 included both a decline in average yield of 41 basis points to 2.59% and 22% decline in average investment balances to $129.4 million. For the nine months ended March 31, 2011, interest expense on deposits and borrowings decreased by $1.3 million to $2.7 million, reflecting a 5% decrease in average balances and a 61 basis point decrease in average rates paid. During the first nine months of fiscal 2011, the Company's provision for credit losses was $1.0 million compared to a provision of $350,000 during the first nine months of fiscal 2010. The higher provision in 2011 is consistent with the 19% growth in total risk assets during the year and change in credit profile of the combined lease and loan portfolios.

Non-interest income of $7.0 million for the first nine months of fiscal 2011 was unchanged from the first nine months of fiscal 2010. Excluding the gains realized on the sale of investment securities from both periods, non-interest income was up 31% for the nine months ended March 31, 2011. The increase in other income related to higher profits from the sale and re-lease of property on lease transactions reaching the end of term, offset in part by lower income from the sale of leases.

Non-interest expenses for the third quarter of fiscal 2011 of $3.1 million were up 8% from $2.9 million reported for the third quarter of the prior year, while non-interest expenses for the first nine months of fiscal 2011 increased 4% to $9.1 million, compared to $8.7 million reported for the first nine months of the prior year. The increase in expenses during both periods is due primarily to higher compensation expenses recognized related to the sales organization.

Commenting on the results, Patrick E. Paddon, President and Chief Executive Officer, indicated, "CalFirst Bancorp's results for the first nine months of fiscal 2011 show the benefit of the expansion of the commercial loan and lease participation activities, while we still struggle to directly originate as much volume as we would like. Lease transactions of $125.3 million booked during the nine months ended March 31, 2011 were up 30% from the prior year, and included $35.8 million of lease purchases. Commercial loans booked of $73.9 million were up from $9.2 million added during the first nine months of fiscal 2010, and contributed to total loan and lease assets booked in the first nine months increasing 89% to $199.2 million. For the third quarter, lease bookings of $27.8 million were up 22% while loan bookings increased 7% to $5.7 million. The net investment in lease receivables of $207.2 million at March 31, 2011 is 16% above the level at June 30, 2010, while the commercial loan portfolio of $97.0 million is up 48% from $65.4 million at June 30, 2010.

"During the third quarter of fiscal 2011, total new lease and loan originations were 22% below the third quarter of the prior year, although nine-month cumulative originations are up 30%. The estimated backlog of approved lease and loan commitments of $105 million at March 31, 2011 is up from $95 million at December 31, 2010 and 22% above March 31, 2010. Approximately 38% of fiscal 2011 originations represented commercial loan participation commitments, but loans represent only 15% of third quarter originations and 17% of backlog. While the commercial loan market has been less favorable, as previously indicated, CalFirst Bank's primary regulator advised the Bank to limit the scope and volume of its commercial loan business pending the receipt of the regulator's no objection to the Bank's continued development of the commercial loan portfolio. The Bank still has not received the written determination of no objection to the Bank's plan and as a result, the ability of the Bank to continue to expand its commercial loan portfolio is unclear and subject to restrictions imposed by its regulator. The Company cannot predict when or how this issue may be resolved, but currently does not expect commercial loan growth to continue at the pace realized during the first nine months of fiscal 2011."

California First National Bancorp is a bank holding company with leasing and bank operations based in Orange County, California. California First Leasing Corporation leases and finances capital assets through a centralized marketing program designed to offer cost-effective leasing alternatives. California First National Bank ("CalFirst Bank") is a FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and provides lease financing and commercial loans to businesses and organizations nationwide.

This press release contains forward-looking statements which involve management assumptions, risks and uncertainties. The statements in this press release that are not strictly historical in nature constitute "forward-looking statements." If management assumptions prove to be incorrect or risks or uncertainties materialize, the Company's actual results could differ materially from the results forecast in the forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances arising after the date hereof. For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company's 2010 Annual Report on Form 10-K and the 2011 quarterly reports on Form 10-Q.

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Statements of Earnings
(000's except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2011	2010	2011	2010
Direct finance and loan income	$ 5,992	$ 5,519	$ 16,844	$ 17,002
Investment and interest income	914	1,066	2,509	3,740
Total direct finance, loan and interest income	6,906	6,585	19,353	20,742
Interest expense on deposits and borrowings	881	1,094	2,668	3,922
Net direct finance, loan and interest income	6,025	5,491	16,685	16,820
Provision for credit losses	250	-	1,025	350
Net direct finance, loan and interest income, after provision for credit losses	5,775	5,491	15,660	16,470
Non-interest income
Operating and sales-type lease income	333	373	1,578	1,393
Gain on sale of leases, loans and leased property	1,780	1,022	2,527	1,508
Gains recorded on investment securitites	940	-	2,342	3,436
Other fee income - net	190	197	590	681
Total non-interest income	3,243	1,592	7,037	7,018

Gross Profit	9,018	7,083	22,697	23,488
Non-interest expenses
Compensation and employee benefits	2,261	2,035	6,464	6,186
Occupancy	238	232	712	698
Professional Services	136	126	377	374
Other general and administrative	460	485	1,503	1,450
Total non-interest expenses	3,095	2,878	9,056	8,708

Earnings before income taxes	5,923	4,205	13,641	14,780
Income taxes	2,266	1,609	5,218	5,654

Net earnings	$ 3,657	$ 2,596	$ 8,423	$ 9,126

Basic earnings per share	$ 0.36	$ 0.25	$ 0.82	$ 0.90
Diluted earnings per share	$ 0.35	$ 0.25	$ 0.81	$ 0.89

Weighted average common shares outstanding	10,301	10,204	10,276	10,187
Diluted number of common shares outstanding	10,394	10,316	10,368	10,294

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Balance Sheets
(000's)

	March 31, 2011	June 30, 2010
ASSETS
Cash and short term investments	$ 85,451	$ 73,988
Investment securities	67,482	71,974
Net receivables	4,490	2,302
Property for transactions in process	19,684	26,845
Net investment in leases	221,230	192,385
Commercial loans	97,010	65,409
Income tax receivable	3,054	3,816
Other assets	2,251	2,546
Discounted lease rentals assigned to lenders	9,972	14,337
	$510,624	$453,602
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$ 2,316	$ 905
Income taxes payable, including deferred taxes	23,959	17,233
Deposits	262,090	205,922
Borrowings	10,000	10,000
Other liabilities	6,220	6,657
Non-recourse debt	9,972	14,337
Total liabilities	314,557	255,054
Stockholders' Equity	196,067	198,548
	$510,624	$453,602